Exhibit 99.1

NEWS RELEASE
Contact: Beci Brenton Beci.Brenton@hii-co.com (202) 264-7143

PHOTO RELEASE—Huntington Ingalls Industries Appoints

New Controller and Chief Accounting Officer

NEWPORT NEWS, Va. (Aug. 13, 2015) — Huntington Ingalls Industries (NYSE:HII) announced today that Nicolas Schuck has been promoted to the position of controller and chief accounting officer, effectively immediately. He will report to Barbara Niland, corporate vice president, business management, and chief financial officer.

“Nicolas has been an important member of our financial team and brings a great sense of enthusiasm, commitment, financial acumen and a wealth of experience to his new role,” Niland said. “I look forward to working with him as we help build the future for Huntington Ingalls Industries.”

In this position, Schuck has responsibility for all accounting matters related to SEC reporting, tax, government financial relations and benefits accounting. Additionally, he has responsibility for import, export and international trade compliance.

Schuck joined HII in January 2012 as corporate assistant controller and has recently worked as assistant controller at HII’s Newport News Shipbuilding division. He has more than 18 years of finance and accounting experience at companies including ManTech International Corp., PricewaterhouseCoopers and Arthur Andersen. He attended the National Institute of Economics and Accounting in Paris; he holds a bachelor’s degree and a master’s degree in accounting and finance and is a certified public accountant.

A photo accompanying this release is available at: http://newsroom.huntingtoningalls.com/file?fid=55cc8a5c5e8eef5d47bf43d2.

Huntington Ingalls Industries is America’s largest military shipbuilding company and a provider of engineering, manufacturing and management services to the nuclear energy, oil and gas markets. For more than a century, HII’s Newport News and Ingalls shipbuilding divisions in Virginia and Mississippi have built more ships in more ship classes than any other U.S. naval shipbuilder. Headquartered in Newport News, Virginia, HII employs approximately 38,000 people operating both domestically and internationally. For more information, visit:

•	HII on the web: www.huntingtoningalls.com

•	HII on Facebook: www.facebook.com/HuntingtonIngallsIndustries

•	HII on Twitter: twitter.com/hiindustries

Huntington Ingalls Industries

4101 Washington Ave. ● Newport News, VA 23607

http://newsroom.huntingtoningalls.com